EXHIBIT 2.02

CERTIFICATE OF CORRECTION
to
ARTICLES OF MERGER
of
UNITED DOMINION REALTY TRUST, INC.
and
UDRT MARYLAND, INC.
(now named United Dominion Realty Trust, Inc.)

UNITED DOMINION REALTY TRUST, INC., a Virginia corporation (“Parent”), and UDRT MARYLAND, INC., a Maryland corporation (“Subsidiary”), each hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Articles of Merger of Parent and Subsidiary, dated June 11, 2003 (the “Articles of Merger”), merging Parent with and into Subsidiary, were filed with the State Department of Assessments and Taxation of the State of Maryland on June 11, 2003 and previously corrected on July 1, 2003, and that said Articles of Merger require correction as permitted by Section 1-207 of the Maryland General Corporation Law.

SECOND: The definitions in the 13th, 14th, 15th, 16th and 17th subparagraphs of Section 6.1(a) of Exhibit A to the Articles of Merger as previously filed and to be corrected hereby read as follows:

     “Rights” shall mean the rights granted under the Operating Partnership Properties, L.P. Partnership Agreement to the limited partners to acquire Common Stock.

     “Operating Partnership Properties, L.P. Partnership Agreement” shall mean the agreement of limited partnership establishing Operating Partnership Properties, L.P., a California limited partnership.

     “Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

     “Trust” shall mean the trust created pursuant to Section 6.2(a).

     “Trustee” shall mean the Corporation, acting as trustee for the Trust, or any successor trustee appointed by the Corporation.

THIRD: The definitions in the 13th, 14th, 15th, 16th and 17th subparagraphs of Section 6.1(a) of Exhibit A to the Articles of Merger as corrected hereby read as follows:

     “Rights” shall mean the rights granted under the United Dominion Realty, L.P. Amended and Restated Agreement of Limited Partnership to the limited partners to acquire Common Stock.

     “Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

     “Trust” shall mean the trust created pursuant to Section 6.2(a).

     “Trustee” shall mean the Corporation, acting as trustee for the Trust, or any successor trustee appointed by the Corporation.

     “United Dominion Realty, L.P. Amended and Restated Agreement of Limited Partnership” shall mean the agreement of limited partnership establishing United Dominion Realty, L.P., a Delaware limited partnership.

FOURTH: The inaccuracies or defects contained in the definitions in the 13th, 14th, 15th, 16th and 17th subparagraphs of Section 6.1(a) of Exhibit A to the Articles of Merger as previously filed are that (a) the definitions of “Rights” and “Operating Partnership Properties, L.P.” refer to an incorrect limited partnership and (b) these subparagraphs are not in alphabetical order.

FIFTH: Section 6.1(b)(iii) of Exhibit A to the Articles of Merger as previously filed and to be corrected hereby reads as follows:

     (iii) Except as provided in Section 6.1(i), from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

SIXTH: Section 6.1(b)(iii) of Exhibit A to the Articles of Merger as corrected hereby reads as follows:

     (iii) From the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

SEVENTH: The inaccuracy or defect contained in Section 6.1(b)(iii) of Exhibit A to the Articles of Merger as previously filed is an incorrect cross-reference carve-out that would result in a contradiction between Sections 6.1(b)(iii) and 6.1(i).

EIGHTH: Section 6.1(i) of Exhibit A to the Articles of Merger as previously filed and to be corrected hereby reads as follows:

     (i) Exception. The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 6.1(b)(iii) and/or Section 6.1(b)(iv) will not be violated, may exempt (i) a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Equity Stock will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with Section 6.1(c) and provided that any exemption of a Person under clause (i) of this Section 6.1(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Stock of the Corporation.

NINTH: Section 6.1(i) of Exhibit A to the Articles of Merger as corrected hereby reads as follows:

     (i) Exception. The Board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 6.1(b)(iii) and/or Section 6.1(b)(iv) will not be violated, may exempt a Person from the Ownership Limit if such Person is (i) not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Equity Stock will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with Section 6.1(c) and provided that any exemption of a Person under clause (i) of this Section 6.1(i) shall not allow any Person to Beneficially Own in excess of 13.0% of the value of the outstanding Equity Stock of the Corporation, and under such circumstances, any shares of Equity Stock Beneficially Owned in excess of such 13.0% limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock and subject, therefore, to each of the provisions related to Excess Stock in this Article VI.

TENTH: The inaccuracies or defects contained in Section 6.1(i) of Exhibit A to the Articles of Merger as previously filed are (a) an improperly placed subsection number in the fourth line, (b) its failure to incorporate the concept of Beneficial Ownership into its discussion of the 13.0% ownership limit set forth in such section and (c) a lack of specific terms regarding the disposition of Equity Stock Beneficially Owned in excess of such 13.0% ownership limit.

IN WITNESS WHEREOF, this Certificate of Correction is hereby signed for and on behalf of Parent by its Executive Vice President and Chief Financial Officer, who hereby acknowledges that said Certificate of Correction is the act of said corporation and hereby states under the penalties of perjury that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects to the best of his knowledge, information, and belief, and said Certificate of Correction is hereby witnessed by the Secretary of the Parent.

     Executed on this 21st day of March, 2005.

United Dominion Realty Trust, Inc.
By:	/s/ Christopher D. Genry
Christopher D. Genry
Executive Vice President and Chief Financial Officer

Witness: March 21, 2005

/s/ Mary Ellen Norwood

Mary Ellen Norwood
Secretary

IN WITNESS WHEREOF, this Certificate of Correction is hereby signed for and on behalf of Subsidiary by its President, who hereby acknowledges that said Certificate of Correction is the act of said corporation and hereby states under the penalties of perjury that the matters and facts stated therein with respect to the authorization and approval thereof is true in all material respects to the best of his knowledge, information, and belief, and said Certification of Correction is hereby witnessed by the Assistant Secretary of the Subsidiary.

     Executed on this 21st day of March, 2005.

UDRT Maryland, Inc. (now named United
Dominion Realty Trust, Inc.)

	By:	/s/ Warren L. Troupe
Warren L. Troupe
President

Witness: March 21, 2005

/s/ Brian V. Caid

Brian V. Caid
Assistant Secretary